Exhibit 99.1
First Niagara Financial Group Sets New Date to Announce 2nd Quarter 2009 Results
Lockport, N.Y. —July 14, 2009 — First Niagara Financial Group, Inc. (NASDAQ: FNFG), today announced that it will release 2009 second quarter earnings before the market opens on Friday, July 17, 2009. A conference call will follow at 10:00 a.m. Eastern Time, in which management will discuss the Company’s financial results and business strategy, followed by a question-and-answer session.
Those wishing to participate in the call may dial toll-free 1-877-709-8150. A replay of the call will be available until August 7, 2009 by dialing 1-877-660-6853, account #240, ID # 327034.
First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of $9.6 billion and deposits of $6.2 billion at March 31, 2009. First Niagara Bank is a community-oriented bank providing financial services to individuals, families and businesses through 113 branches and four Regional Market Centers across Upstate New York. In April 2009, the Company announced plans to add another 57 branches in Pittsburgh, Warren and Erie, Pa., additional deposits of $4.2 billion and additional loans of $839 million in an acquisition that is expected to close in September 2009. For more information, visit www.fnfg.com.

Officer Contacts
John R. Koelmel.	President and Chief Executive Officer
Michael W. Harrington.	Chief Financial Officer
Anthony M. Alessi.	Investor Relations Manager
(716) 625-7692
tony.alessi@fnfg.com
Leslie G. Garrity.	Public Relations and Corporate Communications Manager
(716) 625-7528
leslie.garrity@fnfg.com

Corporate Information
First Niagara Financial Group, Inc.	Transfer Agent and Registrar
6950 South Transit Road	American Stock Transfer & Trust Company
P.O. Box 514	6201 15th Avenue
Lockport, New York 14095-0514	Brooklyn, NY 11219
Telephone (800) 201-6621	Telephone 1-877-785-9670
www.fnfg.com	www.amstock.com